Exhibit (c)

Strictly Private and Confidential Citi Banking, Capital Markets and Advisory Warrant Management Considerations August 6, 2024

Transaction Rationale and Process Overview Ÿ Transitions away from de - SPAC entity Ÿ Cleaner overall capital structure Ÿ Reduces short interest and potential stock overhang Ÿ Advantageous for future capital raises or strategic initiatives Ÿ Eliminates impact on financial statements Ÿ A cash tender offer limits potential dilution Rationale Process Summary Confidential 2 - 3 day wall - cross with 5 - 10 of PAYO’s top warrant holders to solicit feedback on the terms and sign Tender & Support Agreements Launch public tender offer for all outstanding warrants (must remain open for 20 trading days) 1 PAYO redeems any tendered warrants at the end of the 20 - day tender offer period Note : If >65% of warrant holders agree to the tender offer, PAYO may amend the Warrant Agreement to permit it to redeem any un - tendered warrants at a discount to the tender off price

$6.46 (+20%) $5.92 (+10%) $5.38 (Current) Price per Warrant / Aggregate Cost ($MM) / Implied Volatility (1) $0.50 / $12.6 MM / 42.4% $0.36 / $9.1 MM / 42.4% $0.25 / $6.3 MM / 42.4% Current PAYOW Trading Price +0% Premium $0.60 / $15.1 MM / 45.6% $0.44 / $11.0 MM / 45.2% $0.30 / $7.5 MM / 44.8% +20% Premium $0.80 / $20.2 MM / 51.8% $0.58 / $14.6 MM / 50.5% $0.40 / $10.1 MM / 49.2% +60% Premium $1.00 / $25.2 MM / 57.7% $0.73 / $18.3 MM / 55.4% $0.50 / $12.6 MM / 53.4% +100% Premium Illustrative Tender Offer Sensitivity Matrix Source: Bloomberg and Public Filings. Assumes all 25,158,086 public warrants are tendered. (1) Based on Black - Scholes model. Tender Offer Premium to Trading Price The table below summarizes the cash amount offered to investors in a tender offer based on various premiums to PAYO’s current stock price and trading price of the warrants. Tender Offer Sensitivity Assumes Current PAYO Share Price of $5.38 and PAYOW Warrant Price of $0.25 Share Price at Launch of Tender Offer (Change From Current) 2

Precedent Warrant Tender / Exchange Offers

Precedent SPAC Warrant Cash Tender Offers

All Cash Tenders Since 2022

	Exchange Launch Date	Exchange Expiration Date	Merger to Exchange (Months)	Cash Paid per Warrant	Share Price at Warrant Annc.	Premium	Consent Solicitation	% Warrants Tendered	Stock Price Reaction		
									Annc. + 1 Day	Exp. + 1 Day	Exp. + 5 Days
Marti Technologies	11/21/23	01/05/24	4	$0.07	$0.62	483%	✓	91%	10.4%	(0.5%)	35.9%
Int'l Gen. Insur. (IGI)	07/28/23	09/18/23	40	$0.95	$8.79	41%	✓	95%	2.4%	2.8%	2.9%
Mondee	09/15/22	10/17/22	2	$0.65	$12.00	35%	✓	89%	(11.7%)	(7.6%)	(10.2%)
Playstudios	03/31/22	05/13/22	9	$1.00	$4.85	19%	✓	16%	0.8%	6.8%	7.4%
					Average:	63%	93%	86%	(2.1%)	(3.3%)	(0.5%)

Summary of Precedent SPAC Warrant Equity Exchange Offers

- Many companies have alternatively pursued an equity exchange offer to retire their SPAC warrants
  - The number of shares offered is typically ~0.2 – 0.3 common shares per warrant
- The vast majority of these exchange offers have used a concurrent consent solicitation and on average have achieved 85%+ success rates
- Equity exchange offers have the benefit of creating additional trading liquidity in the underlying common shares, however the exchange results in immediate dilution to the company
- Investors are typically indifferent to a cash tender vs. equity exchange offer from an economic perspective

Source: Bloomberg and Public Filings.

3

Citi believes that sustainability is good business practice . We work closely with our clients, peer financial institutions, NGOs and other partners to finance solutions to climate change, develop industry standards, reduce our own environmental footprint, and engage with stakeholders to advance shared learning and solutions . Highlights of Citi’s unique role in promoting sustainability include : (a) releasing in 2007 a Climate Change Position Statement, the first US financial institution to do so ; (b) targeting $ 50 billion over 10 years to address global climate change : includes significant increases in investment and financing of renewable energy, clean technology, and other carbon - emission reduction activities ; (c) committing to an absolute reduction in GHG emissions of all Citi owned and leased properties around the world by 10 % by 2011 ; (d) purchasing more than 234 , 000 MWh of carbon neutral power for our operations over the last three years ; (e) establishing in 2008 the Carbon Principles ; a framework for banks and their U . S . power clients to evaluate and address carbon risks in the financing of electric power projects ; (f) producing equity research related to climate issues that helps to inform investors on risks and opportunities associated with the issue ; and (g) engaging with a broad range of stakeholders on the issue of climate change to help advance understanding and solutions . Citi works with its clients in greenhouse gas intensive industries to evaluate emerging risks from climate change and, where appropriate, to mitigate those risks . efficiency, renewable energy and mitigation 4 © 2024 Citigroup Global Markets Inc. Member SIPC. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.